November 9, 2009

Centennial Energy Holdings, Inc.
PO Box 5650
1200 West Century Avenue
Bismarck, ND  58506-5650
Attention:             Vernon A. Raile
Executive Vice President, Treasurer and Chief Financial Officer

Re:           Consent under Credit Agreement

Ladies/Gentlemen:

Please refer to the Amended and Restated Credit Agreement dated as of December 13, 2007 (the “Credit Agreement”) among Centennial Energy Holdings, Inc. (the “Company”), various financial institutions (the “Banks”) and U.S. Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Credit Agreement.

The Company has notified the Administrative Agent and the Banks that the write-off of certain capitalized costs by the Company pursuant to Rule 4-10 of Regulation S-X of the SEC (the “SEC Rule”) with respect to the fiscal quarter ended March 31, 2009 would negatively affect the ability of the Company and its Subsidiaries to pay dividends and make other distributions to their respective equityholders.

The Majority Banks agree that, notwithstanding Section 7.08(b)(iii) of the Credit Agreement, the Company or any Subsidiary may, during fiscal year 2010, declare or pay cash dividends or other distributions to its equity holders and purchase, redeem or otherwise acquire shares of its capital stock or other equity interests or warrants, rights or options to acquire any such shares or other equity interests for cash, in an aggregate amount for the Company and its Subsidiaries not to exceed 100% of the consolidated net income after taxes of the Company and its Subsidiaries arising during fiscal year 2009 (computed on a consolidated basis but without giving effect to any write-off of capitalized costs pursuant to the SEC Rule with respect to the fiscal quarter ended March 31, 2009); provided that in each case immediately after giving effect to such proposed action, no Default or Event of Default would exist.

This letter agreement shall become effective when the Administrative Agent shall have received (a) counterparts of this letter agreement executed by the Company and the Majority Banks and (b) a consent fee for each Bank that delivers its executed signature page to this letter agreement to the Administrative Agent prior to 5:00 p.m. (Chicago time) on November 24, 2009, such fee to be in an amount equal to 0.10% of such Bank’s Commitment.

This letter agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same letter agreement.  Delivery of an executed counterpart hereby by facsimile or in .pdf or similar format shall constitute delivery of an original executed counterpart hereof.

This letter agreement shall be governed by, and construed in accordance with, the internal law of the State of New York without regard to principles of conflicts of law (other than Title 14 of Article 5 of the New York General Obligations Law); provided that the Administrative Agent and the Banks shall retain all rights arising under Federal law.

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent, as an Issuer and as a Bank

By:	/s/ Paul Vastola
Name:	Paul Vastola
Title:	Vice President

UNION BANK , N.A. (formerly known as Union
Bank of California, N.A.),
as Co-Syndication Agent and as a Bank

By:	/s/ Bryan Read
Name:	Bryan Read
Title:	Vice President

ABN AMRO BANK N.V., as Co-Syndication
Agent and as a Bank

By:	/s/ Michiel van Schaardenburg
Name:	Michiel van Schaardenburg
Title:	Managing Director

By:	/s/ Michele Costello
Name:	Michele Costello
Title:	Director

BANK OF AMERICA, NATIONAL
ASSOCIATION

By:	/s/ Shelley A. McGregor
Name:	Shelley A. McGregor
Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Keven D. Smith
Name:	Keven D. Smith
Title:	Senior Vice President

JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION

By:	/s/ Jennifer Fitzgerald
Name:	Jennifer Fitzgerald
Title:	Associate

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., NEW YORK BRANCH

By:	/s/ CHI-CHENG CHEN
Name:	CHI-CHENG CHEN
Title:	AUTHORIZED SIGNATORY

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:	/s/ Keith Luettel
Name:	Keith Luettel
Title:	Assistant Vice President

CIBC INC.

By:	/s/ Robert W Casey Jr
Name:	Robert W Casey Jr
Title:	Executive Director

FIRST INTERSTATE BANK

By:	/s/ Susan M. Riplett
Name:	Susan M. Riplett
Title:	Vice President

UBS LOAN FINANCE LLC

By:	/s/ Marie A. Haddad
Name:	Marie A. Haddad
Title:	Associate Director

TORONTO DOMINION (TEXAS) LLC

By:	/s/ DEBBI L. BRITO
Name:	DEBBI L. BRITO
Title:	AUTHORIZED SIGNATORY

WILLIAM STREET LLC

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

ACKNOWLEDGED AND AGREED:

CENTENNIAL ENERGY HOLDINGS, INC.

By:	/s/ Vernon A. Raile
Name:	Vernon A. Raile
Title:	Executive Vice President,
Treasurer and Chief Financial Officer